Exhibit 21.1


                WISCONSIN ELECTRIC POWER COMPANY
                         2000 FORM 10-K
                 SUBSIDIARIES OF THE REGISTRANT
                --------------------------------


The following table includes the subsidiaries of Wisconsin
Electric Power Company, incorporated in the state of Wisconsin, as of December 31, 2000:

                                           State of
                                         Incorporation       Percent
            Subsidiary (a)              or Organization     Ownership
       ------------------------         ---------------     ---------
ATC Management Inc.                        Wisconsin          33.33%
American Transmission Company LLC          Wisconsin          25%

(a) Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as of December 31, 2000.